Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SAFENET, INC.,

SSH COMMUNICATIONS SECURITY CORP.,

SSH COMMUNICATIONS SECURITY, INC.

AND

SSH COMMUNICATIONS SECURITY, K.K.

Dated as of October 14, 2003

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF THE ASSETS

1.1	ASSETS
1.2	EXCLUDED ASSETS
1.3	ASSUMPTION OF LIABILITIES
1.4	EXCLUDED LIABILITIES
1.5	NON-ASSIGNABLE ASSETS

ARTICLE II THE CLOSING

2.1	PLACE AND DATE
2.2	PURCHASE PRICE
2.3	ESCROW AMOUNT
2.4	PURCHASE PRICE ADJUSTMENT
2.4.1	ACCOUNTS RECEIVABLE .
2.4.2	PRORATION OF ADVANCE PAYMENTS .
2.5	PROCEDURE AT CLOSING

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1	REPRESENTATIONS AND WARRANTIES OF THE SELLERS
3.1.1	AUTHORIZATION, ETC.
3.1.2	CORPORATE STATUS
3.1.3	NO CONFLICTS, ETC.
3.1.4	[INTENTIONALLY OMITTED]
3.1.5	FINANCIAL INFORMATION
3.1.6	ABSENCE OF UNDISCLOSED LIABILITIES
3.1.7	TAXES
3.1.8	LEGAL PROCEEDINGS
3.1.9	COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS
3.1.10	OPERATION OF THE BUSINESS; ADVERSE CHANGES
3.1.11	ASSETS
3.1.12	CONTRACTS
3.1.13	GOVERNMENT CONTRACTS
3.1.14	CUSTOMERS; SUPPLIERS
3.1.15	PRODUCT WARRANTIES AND LIABILITY
3.1.16	ABSENCE OF CERTAIN BUSINESS PRACTICES
3.1.17	INTELLECTUAL PROPERTY
3.1.18	EMPLOYEES, LABOR MATTERS, ETC.
3.1.19	EMPLOYEE BENEFIT PLANS AND RELATED MATTERS

i

3.1.20	SOLVENCY.
3.1.21	NOTES; ACCOUNTS RECEIVABLE.
3.1.22	INVENTORY.
3.1.23	BROKERS, FINDERS, ETC.
3.1.24	INSURANCE.
3.1.25	DISCLOSURE

3.2	REPRESENTATIONS AND WARRANTIES OF THE BUYERS
3.2.1	AUTHORIZATION, ETC.
3.2.2	CORPORATE STATUS
3.2.3	CONSENTS
3.2.4	LITIGATION
3.2.5	BROKERS, FINDERS, ETC.
3.2.6	NO CONFLICTS, ETC.
3.2.7	SOLVENCY
3.2.8	FINANCING

ARTICLE IV COVENANTS

4.1	ACCESS AND INFORMATION
4.2	CONDUCT OF BUSINESS
4.3	COVENANT OF A SMOOTH TRANSITION
4.4	AGREEMENT NOT TO SHOP
4.5	COVENANT NOT TO COMPETE
4.6	EMPLOYEE BENEFIT MATTERS
4.7	APPROVALS OF THIRD PARTIES
4.8	EMPLOYMENT OF CERTAIN EMPLOYEES
4.8.1	FINLAND EMPLOYEES
4.8.2	CALIFORNIA AND JAPAN EMPLOYEES
4.8.3	EMPLOYEE CLAIMS
4.9	WAIVER OF BULK SALES COMPLIANCE
4.10	CONFIDENTIALITY
4.10.1	BUYERS
4.10.2	SELLERS
4.11	NOTIFICATION OF CERTAIN MATTERS
4.12	LICENSE OF CERTAIN INTELLECTUAL PROPERTY
4.13	CORPORATE EXISTENCE
4.14	ACTIONS AFTER THE CLOSING
4.15	WARN ACT
4.16	ALLOCATION OF PURCHASE PRICE
4.17	TAXES
4.18	PUBLIC DISCLOSURE

ARTICLE V CONDITIONS PRECEDENT

5.1	GENERAL CONDITIONS
5.2	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATIONS
5.3	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

ARTICLE VI CLOSING OBLIGATIONS

6.1	THE SELLERS’ OBLIGATIONS AT CLOSING
6.2	FURTHER ASSURANCES
6.3	THE BUYERS’ OBLIGATIONS AT CLOSING

ARTICLE VII INDEMNIFICATION

7.1	BY THE SELLERS
7.2	BY THE BUYERS
7.3	LIMITATIONS ON INDEMNIFICATION
7.4	INDEMNIFICATION PROCEDURES
7.5	ESCROW AMOUNT
7.6	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
7.7	EXCLUSIVITY.

ARTICLE VIII TERMINATION

8.1	TERMINATION
8.2	EFFECT OF TERMINATION

ARTICLE IX DEFINITIONS; MISCELLANEOUS

9.1	DEFINITION OF CERTAIN TERMS
9.2	EXPENSES
9.3	SEVERABILITY
9.4	NOTICES
9.5	KNOWLEDGE
9.6	MISCELLANEOUS
9.6.1	HEADINGS
9.6.2	ENTIRE AGREEMENT
9.6.3	COUNTERPARTS
9.6.4	GOVERNING LAW
9.6.5	ARBITRATION
9.6.6	BINDING EFFECT
9.6.7	ASSIGNMENT
9.6.8	NO THIRD PARTY BENEFICIARIES
9.6.9	AMENDMENT; WAIVERS, ETC.

EXHIBITS

EXHIBIT A	DESCRIPTION OF BUSINESS
EXHIBIT B	ESCROW AGREEMENT
EXHIBIT C	FORM OF NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
EXHIBIT D	LICENSE AGREEMENT
EXHIBIT E	FORM OF BUYERS’ LEGAL OPINION
EXHIBIT F	FORM OF BILL OF SALE
EXHIBIT G	OPERATIONAL INFRASTRUCTURE AND OFFICE SPACE AGREEMENT
EXHIBIT H-1	YLONEN CONSULTING AGREEMENT
EXHIBIT H-2	ROSSI CONSULTING AGREEMENT
EXHIBIT I	FORM OF FINLAND EMPLOYMENT AGREEMENT
EXHIBIT J	FORM OF JAPAN EMPLOYMENT AGREEMENT AND RELEASE
EXHIBIT K-1	FORM OF NON-DISCLOSURE, CONFLICT OF INTEREST, INTELLECTUAL PROPERTY AND NON-SOLICITATION AGREEMENT
EXHIBIT K-2	FORM OF NON-DISCLOSURE, CONFLICT OF INTEREST, NON-COMPETITION,
INTELLECTUAL PROPERTY AND NON-SOLICITATION AGREEMENT
EXHIBIT L	FORM OF SELLERS’ LEGAL OPINION

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of October 14, 2003 (this “Agreement”), by and among SafeNet, Inc., a Delaware corporation (the “Parent”), SSH Communications Security Corp., a corporation organized under the laws of the Republic of Finland (SSH Finland”), SSH Communications Security, Inc., a California corporation (“SSH California”) and SSH Communications Security, K.K., a corporation organized under the laws of Japan (“SSH Japan” and collectively with SSH Finland and SSH California, the “Sellers”).  Certain capitalized terms in this Agreement are defined in Section 9.1 hereof.

W I T N E S S E T H :

WHEREAS, the Parent wishes to purchase or acquire, and to cause the other Buyers (as defined in these preambles) to purchase or acquire, from the Sellers, and each of the Sellers wishes to sell, assign and transfer to the Buyers, substantially all of the assets and properties used in connection with the toolkit, IPVia Secure Network and VPN client businesses of the Sellers as each such business is presently conducted (such businesses, as further described and defined in Exhibit A, hereto, the “Business”), all for the purchase price and the assumption of the liabilities set forth herein, and upon the terms and subject to the conditions hereinafter set forth.

WHEREAS, in order to effect the transactions contemplated hereunder, the Parent will cause a corporation to be organized under the laws of the Republic of Finland, which corporation will be a wholly-owned subsidiary of the Parent (the “Finland Buyer”), and may also cause a corporation to be organized under the laws of Japan, which corporation will be a wholly-owned subsidiary of the Parent (the “Japan Buyer” and collectively with the Parent and the Finland Buyer, the “Buyers”), and Buyers will purchase the Assets (as defined in Section 1.1).

NOW, THEREFORE, in consideration of the covenants, representations and warranties made herein, and of the benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE ASSETS

1.1          Assets.  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in Section 2.1), the Sellers will sell, transfer, convey, assign and deliver to the Buyers, and the Buyers will purchase or acquire from the Sellers, all right, title and interest of the Sellers in and to the assets, properties and other rights (excluding the Excluded Assets (as defined in Section 1.2)) owned or leased by, licensed or used by, the Sellers in the operation of the Business (the “Assets”) consisting of the following:

(a)           all accounts, notes and other receivables directly and indirectly relating to the Business and listed on Schedule 1.1(a);

(b)           all of the Sellers’ rights arising under the Contracts (as defined in Section 9.1) listed on Schedule 1.1(b);

(c)           all of the Sellers’ ownership or leasehold rights, as the case may be, in the Equipment (as defined in Section 9.1) and the other assets in each case set forth on Schedule 1.1(c);

(d)           Except as provided in Section 1.2, all of the Sellers’ rights in and to the Purchased Intellectual Property (as defined in Section 9.1), including, without limitation, trade names and service names, assumed names, marks, copyrights, patents, and all applications and registrations with respect to any of the foregoing, and all rights thereto received pursuant to the assignment of inventions agreements or employment contracts or under Applicable Laws with respect to the assignment of inventions (including rights to any inventions related to the Business that are conceived or reduced to practice up to the Closing Date), as set forth on Schedule 1.1(d);

(e)           all of the Sellers’ marketing and distribution rights associated with the Business;

(f)            all of the Sellers’ written or electronic information relating to the Business (including, without limitation, documentation, databases, downloads, product descriptions, vulnerability alerts, interoperability testing, general technical data, partner extranets, customer lists, customer files and other written accounts of the Sellers), and other reasonably and specifically requested information, in each case, to the extent transferable;

(g)           all of the Sellers’ permits, franchises and licenses incidental to or used in conducting the Business, to the extent such licenses are transferable under Applicable Law (as defined in Section 9.1);

(h)           all of the Sellers’ goodwill and going concern value relating to the Business;

(i)            all of the Sellers’ deposits, credits, pre-paid expenses, deferred charges, advance payments, security deposits, rights to escrows and prepaid items relating to the Contracts, as set forth on Schedule 1.1(i);

(j)            all of the Sellers’ books, records, manuals, documents, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like incidental to or used in conducting the Business;

(k)           all of the Sellers’ rights to the Business as it is presently being conducted, including any Business product development activities and old versions of Business products in existence (provided that only the current version of the Secure Shell toolkit is included in the Assets);

(l)            all of the Sellers’ claims, claims in action, causes of action and judgments to the extent incidental to the Business;

(m)          all rights granted to the Buyers under the License Agreement;

(n)           all of the Sellers’ inventories relating to the Business, as set forth on Schedule 1.1(n); and

(o)           rights to employ certain employees of the Sellers as described in Section 3.1.18.

Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Buyers free and clear of all liabilities, obligations and Liens (as defined in Section 9.1) of any nature whatsoever excepting only Assumed Liabilities (as defined in Section 1.3).  The Parent, in its sole discretion, will determine the allocation of the Assets to be purchased by each of the respective Buyers.  The Purchase Price (as defined in Section 2.2) for the Assets shall be allocated among the Assets in accordance with Schedule 4.16.

1.2          Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include the assets, properties and other rights of the Sellers described in clauses (a) through (e) of this Section 1.2 (collectively, the “Excluded Assets”), which Excluded Assets shall not be sold or transferred to Buyers and shall be retained by the Sellers:

(a)           all rights in and to the trademark “SSH” and the name “SSH”;

(b)           cash;

(c)           royalties under Contracts accrued as of September 30, 2003 and paid to the Sellers on or prior to December 31, 2003;

(d)           Retained Intellectual Property (as defined in Section 9.1); and

(e)           any asset of the Sellers that is not used in the Business.

1.3          Assumption of Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, the Buyers shall assume and agree to pay, honor and discharge promptly as they become due any and all liabilities, obligations, commitments and claims of any nature whatsoever related to or arising out of the Contracts, bids, proposals and other agreements listed on Schedule 1.3 after the Closing Date, except for any obligation, liability or claim resulting from any breach by any Seller of any such Contract occurring prior to the Closing Date (as defined in Section 2.1) (collectively, the “Assumed Liabilities”).

1.4          Excluded Liabilities.  Notwithstanding any provision hereof or any schedule or exhibit hereto and regardless of any disclosure to any Buyer, the Buyers shall not assume any liabilities, obligations or commitments of the Sellers relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing, including, but not limited to accounts payable or obligations or liabilities relative to the employment or termination of any employees of the Sellers as of the Closing Date (the “Excluded Liabilities”).

1.5          Non-assignable Assets.  Notwithstanding anything to the contrary contained herein, to the extent that the assignment of any Contract, permit or approval relating to the Assets to be assigned to Buyers pursuant to this Agreement shall require the consent of any party other than a Buyer, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof.  Sellers shall use their best efforts, and Buyers shall cooperate where appropriate, to obtain any such consent necessary to any such assignment.  If any such consent is not obtained then Sellers shall cooperate with the Buyers in any reasonable arrangement requested by the Buyers designed to provide to the Buyers the material economic benefits under any such Contract, permit or approval, including enforcement of any and all rights of the Sellers against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise; provided, however, that in no event shall the conditions to the Buyers’ obligations to complete the Closing under Section 5.3 be modified or limited by this Section 1.5.

ARTICLE II

THE CLOSING

2.1          Place and Date.  The closing of the sale and purchase of the Assets and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, Maryland, at 10:00 a.m., Baltimore time, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the “Closing Date.”

2.2          Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, the Buyers agree to (i) deliver the amounts set forth in clauses (a) and (b) of this Section 2.2 (collectively, the “Purchase Price”) and (ii) assume the Assumed Liabilities as provided in Section 1.3.  The Purchase Price shall be payable as follows:

(a)           Eleven Million Two Hundred Thousand U.S. Dollars (U.S.$11,200,000) in cash (the “Cash Payment”), free of any withholdings or deductions for Taxes, shall be paid to SSH Finland at Closing by wire transfer of immediately available funds to such bank account or accounts as per written instructions of SSH Finland, given to the Buyers at least five days prior to the Closing; and

(b)           The Escrow Amount (as defined in Section 2.3) shall be delivered to the Escrow Agent (as defined in Section 9.1) pursuant to the terms and conditions of Section 2.3.

2.3          Escrow Amount.

(a)           At Closing, the Buyers shall pay to the Escrow Agent Two Million Eight Hundred Thousand U.S. Dollars (U.S.$2,800,000) (the “Escrow Amount”) in cash payable by wire transfer of immediately available funds for deposit in an escrow account in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among the Buyers, SSH Finland and the Escrow Agent in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).  The Escrow Amount shall serve as security for the payment of indemnification obligations of the Sellers pursuant to this Agreement and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(b)           Subject to the terms of this Agreement, the Escrow Amount shall be available to the Parent, acting on its own behalf and on behalf of any other parties entitled to indemnification pursuant to Section 7.1 hereof at any time up to the time of the Escrow Release Date (as defined in Section 2.3(e)) and from time to time in accordance with the terms of this Agreement and the Escrow Agreement.  If the Parent makes any claim on behalf of itself or any other party entitled to indemnification pursuant to Section 7.1 hereof for indemnification by the Sellers, the Parent shall deliver written notice to the Sellers and the Escrow Agent (which notice to the Escrow Agent shall be in accordance with Section 12 of the Escrow Agreement) (a “Claim Notice”), which Claim Notice shall (i) describe in general terms the facts upon which the Parent, on behalf of itself or any other party entitled to indemnification pursuant to Section 7.1, makes such claim and state a good faith estimate of Losses (as defined in Section 7.1), subject to the indemnification obligations of the Sellers under Article VII of this Agreement, and (ii) specify the amount of the Escrow Amount that the Parent seeks to have released from escrow in connection with such claim (the “Claim Amount”).

(c)           Within fourteen (14) calendar days after receipt of a Claim Notice from the Parent seeking payment from the Escrow Fund, SSH Finland, acting on its own behalf and on behalf of the other Sellers, shall deliver written notice to the Parent and the Escrow Agent (a “Response Notice”), which Response Notice shall either (i) state that the Sellers do not object to the Claim Notice and instruct the Escrow Agent to disburse the Claim Amount to the Parent, or (ii) state that the Sellers dispute the Claim Notice.  If the Response Notice states that the Sellers dispute the Claim Notice, then the Escrow Agent shall not disburse the Escrow Amount until the dispute is resolved in accordance with Section 2.3(d) hereof.

(d)           If the Sellers object to a Claim Notice, then the Parent and SSH Finland shall negotiate in good faith to agree upon how to handle the Claim Notice and, if successful in reaching agreement on such Claim Notice, shall deliver to the Escrow Agent a written notice executed by the Parent and SSH Finland (a “Joint Written Notice”), which Joint Written Notice shall direct the Escrow Agent how to act with respect to the disputed Claim Notice.  If the Parent and SSH Finland are unable to agree on how to handle the disputed Claim Notice within twenty (20) calendar days after the date the Parent receives the Response Notice from SSH Finland (or SSH Finland does not deliver a Response Notice within fourteen (14)

calendar days after receipt of a Claim Notice), then the Parent and SSH Finland agree to submit the dispute to arbitration in accordance with Section 9.6.5 of this Agreement.  Upon a final determination by the arbitrator(s) in accordance with such arbitration, the prevailing party in the arbitration shall deliver to the Escrow Agent and the non-prevailing party written notice (an “Arbitration Decision Notice”), which Arbitration Decision Notice shall notify the Escrow Agent of the outcome of the final arbitration decision and instruct the Escrow Agent what action to take in accordance with such decision.

(e)           Subject to the terms and provisions of this Section 2.3(e), on the date that is one (1) year after the Closing Date (the “Escrow Release Date”), the Escrow Agent shall disburse to SSH Finland the Escrow Amount, as reduced by any amounts previously disbursed to the Parent pursuant to Sections 2.3(c) or 2.3(d) above.  In the event, however, that SSH Finland has received, on or before the Escrow Release Date, a Claim Notice for which the Escrow Agent may be required to disburse all or a portion of the Escrow Amount to the Parent pursuant to Section 2.3(c) or 2.3(d) above, the portion of the Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has resolved.  As soon as any such Claim Amount has been resolved, the Escrow Agent shall be instructed in accordance with Section 2.3(c) or 2.3(d) to disburse such portion of the Escrow Amount, if any, as is required to be disbursed to the Parent pursuant to Section 2.3(c) or 2.3(d) and shall disburse any remaining portion of the Escrow Amount to SSH Finland.

2.4          Purchase Price Adjustment.

2.4.1       Accounts Receivable.

(a)           The Purchase Price shall be adjusted on a dollar-for-dollar basis (either up or down, as the case may be) in accordance with this Section 2.4 based on the amount by which the Closing Receivables (as defined below) either is greater than or less than the August 31 Receivables (as defined below).  The term “Closing Receivables” shall mean the total amount (in U.S. Dollars) of accounts receivable with respect to the Business set forth on the Estimated Closing Date Receivable Schedule (as defined in Section 2.4(b)) and the Closing Date Receivable Schedule (as defined in Section 2.4(c)), as applicable; provided, however, that the amount of Closing Receivables shall not include receivables for royalty payments that are earned as of September 30, 2003 and paid prior to December 31, 2003.  The term “August 31 Receivables” shall mean the total amount (in U.S. Dollars) of accounts receivable with respect to the Business set forth on the August 31 Receivable Schedule attached hereto as Schedule 2.4, which Schedule 2.4 does not include receivables for royalty payments that are earned as of September 30, 2003 and paid prior to December 31, 2003.

(b)           Not later than two (2) Business Days prior to the Closing Date, SSH Finland shall deliver to the Parent a schedule reflecting SSH Finland’s best estimate of the total amount (in U.S. Dollars) of accounts receivable with respect to the Business as of the Closing Date (the “Estimated Closing Date Receivable Schedule”).  The Cash Payment to be paid by the Buyers at Closing shall be adjusted on a dollar-for-dollar basis (either up or down, as the case may be) by the amount by which the Closing Receivables set forth on the Estimated Closing Date

Receivable Schedule either is greater than or less than the August 31 Receivables (the “Closing Adjustment”).

(c)           Within thirty (30) days after the Closing Date, the Parent shall cause to be prepared and delivered to SSH Finland a schedule reflecting the actual total amount (in U.S. Dollars) of accounts receivable with respect to the Business as of the Closing Date (the “Closing Date Receivable Schedule”), together with the work papers or other supporting documentation used to prepare the Closing Date Receivable Schedule.  SSH Finland shall cooperate with the Parent after the Closing Date in furnishing information, documents, evidence and other assistance to the Parent to facilitate the completion of the Closing Date Receivable Schedule within the aforementioned time period.  If the amount by which the Closing Receivables set forth on the Closing Date Receivable Schedule either is greater than or less than the August 31 Receivables (the “Post-Closing Adjustment”) is more than $5,000 above or below the Closing Adjustment, then the Purchase Price shall be further adjusted on a dollar-for-dollar basis (either up or down, as the case may be) by the difference between the Closing Adjustment and the Post-Closing Adjustment (such amount, the “Difference Amount”).

(d)           If SSH Finland disputes the Post-Closing Adjustment, then no later than five (5) Business Days from the date of delivery of the Closing Date Receivable Schedule, it shall deliver written notice to the Parent (the “Dispute Notice”) that it believes in good faith that the Closing Date Receivable Schedule and Post-Closing Adjustment are not correct.  If SSH Finland does not deliver a Dispute Notice within such 5-Business Day period, then (i) if the Post-Closing Adjustment results in a reduction in the Purchase Price, SSH Finland shall pay to the Parent the Difference Amount no later than 10 Business Days after delivery of the Closing Date Receivable Schedule; or (ii) if the Post-Closing Adjustment results in an increase in the Purchase Price, the Parent shall pay to SSH Finland the Difference Amount no later than 10 Business Days after delivery of the Closing Date Receivable Schedule.  If, however, SSH Finland timely delivers a Dispute Notice, the Parent and SSH Finland shall negotiate in good faith to agree upon a revised Difference Amount (a “Negotiated Difference Amount”).  If the Parent and SSH Finland are unable to agree on a Negotiated Difference Amount within twenty (20) Business Days after the date of the Dispute Notice, then both the Parent and SSH Finland agree to submit the dispute to arbitration in accordance with Section 9.6.5.

2.4.2       Proration of Advance Payments.  At Closing, SSH Finland shall deliver to [Parent] a list of all Contracts pursuant to which advance payments have been made to any Seller for maintenance services and not recognized as revenue, in accordance with good Finnish accounting practices and consistent with past practices (the “Unearned Revenue List”).  The Unearned Revenue List shall identify with respect to each such Contract the name of the customer, the amount of the advance payment (in U.S. Dollars), the aggregate amount of advance payments that have not been earned and recognized as revenue as of the Closing Date (the “Aggregate Unearned Revenue”), and the date maintenance obligations commenced, and shall be certified by the Chief Financial Officer of SSH Finland.  The Cash Payment shall be reduced by the amount of the Aggregate Unearned Revenue.

2.5          Procedure at Closing.  On the Closing Date, the parties agree to take the following steps listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

The Buyers shall deliver to the Sellers the closing documents specified in Section 6.3.

The Buyers shall pay the Cash Payment and the Escrow Amount in accordance with Section 2.2.

The Sellers shall deliver to the Buyers the closing documents specified in Section 6.1.

The Sellers shall deliver to the Buyers such bills of sale, deeds, assignments, certificates of title, third party Consents to, and notifications of, assignments required to be obtained by the Sellers, and other documents and take other necessary action as may be reasonably requested by the Buyers in order to convey good and marketable title to all of the Assets, free and clear of all Liens and in order to carry out the intentions and purposes of this Agreement.

The parties shall deliver mutual releases for any potential Intellectual Property infringement claims against each other arising prior to Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Sellers. The Sellers, jointly and severally, hereby represent and warrant to the Buyers as of the date hereof as follows:

3.1.1       Authorization, etc.  Each of the Sellers has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by each of the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of such Seller.  Without limiting the generality of the foregoing, the board of directors and, if required by Applicable Law, the shareholders of each of the Sellers have duly authorized the execution, delivery and performance of this Agreement by such Seller.  Each of the Sellers has duly executed and delivered this Agreement.  This Agreement is a legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms.

3.1.2       Corporate Status.

(a)           SSH Finland is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Finland with full corporate power and authority to conduct the Business and to own, lease and operate its properties in the places where the

Business is conducted and such properties are owned, leased or operated.  SSH Finland is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.1).

(b)           SSH California is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business and to own, lease and operate its properties in the places where the Business is conducted and such properties are owned, leased or operated.  SSH California is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect.

(c)           SSH Japan is a stock corporation of the kabushiki kaisha type duly organized and validly existing under the laws of Japan with full corporate power and authority to conduct the Business and to own, lease and operate its properties in the places where the Business is conducted and such properties are owned, leased or operated.  SSH Japan is duly qualified or licensed to do business in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect.

(d)           SSH Finland has delivered to the Parent complete and correct copies of the Governing Documents of each of the Sellers, in each case, as amended and in effect on the date hereof.

3.1.3       No Conflicts, etc.  The execution, delivery and performance by the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to any Seller or any Affiliate (as defined in Section 9.1) thereof or any of the properties or assets of any Seller (including, but not limited to, the Assets), (ii) the Governing Documents and any amendments thereto, of any Seller, (iii) except as set forth in Schedule 3.1.3(iii), any Contract, or (iv) except as set forth in Schedule 3.1.3(iv) and except to the extent there would not be a material adverse effect on the Sellers’ ability to effect the transactions contemplated hereby, any other contract, agreement or other instrument to which any Seller is a party or by which any Seller or any of its respective properties or assets, including but not limited to the Assets, may be bound or affected.  Except as specified in Schedule 3.1.3, no Governmental Approval (as defined in Section 9.1) or other Consent (as defined in Section 9.1) is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.1.4       [Intentionally Omitted.]

3.1.5       Financial Information.  The information contained in Schedule 3.1.5 is accurate in all respects, except for information designated as a projection.  Any such projection represents the Sellers’ good faith estimate.

3.1.6       Absence of Undisclosed Liabilities.  Except as set forth in Schedule 3.1.6, none of the Sellers has any Liability of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or otherwise directly or indirectly relating to the Assets or the Business.

3.1.7       Taxes.  Sellers shall be responsible for, and none of the Buyers will have any Liability with respect to, Taxes of the Sellers or their Subsidiaries, including, but not limited to, income, franchise, capital, transfer, value added or any other taxes with respect to the period through the Closing Date.  There are no Liens for Taxes upon the Assets, other than Liens for Taxes not yet due, as set forth on Schedule 3.1.7.

3.1.8       Legal Proceedings.  Except as set forth in Schedule 3.1.8:

(a)           there are no Actions or Proceedings pending or, to the knowledge of the Sellers, threatened, against or adversely affecting any Seller relating to the Assets or the Business or in connection with or relating to the transaction contemplated by this Agreement;

(b)           there are no facts or circumstances known to the Sellers that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting any Seller relating to the Assets or the Business or in connection with or relating to the transaction contemplated by this Agreement;

(c)           none of the Sellers has received notice, or otherwise has knowledge of any Orders outstanding against any Seller affecting the Assets or the Business.

3.1.9       Compliance with Laws; Governmental Approvals.

(a)           Except as disclosed in Schedule 3.1.9(a), each of the Sellers has complied in all material respects with all Applicable Laws and Orders in connection with the operation of the Business, and no Seller has received any notice from any Governmental Authority (as defined in Section 9.1) alleging any material noncompliance with any Applicable Law or Order, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute material noncompliance with or give rise to future liability with regard to any Applicable Law or Order.

(b)           All Governmental Approvals necessary for the conduct of the Business as conducted on the date hereof and on the Closing Date have been duly obtained and are in full force and effect, except as disclosed on Schedule 3.1.9(b), and each Seller is in compliance with each of such Governmental Approvals held by it, except as disclosed on Schedule 3.1.9(b).

3.1.10     Operation of the Business; Adverse Changes.  SSH Finland owns all of the outstanding capital stock of SSH California and SSH Japan.  SSH Finland has conducted the Business only through the Sellers and not through any direct or indirect Subsidiary (as defined in Section 9.1) or Affiliate of the SSH Finland other than SSH California and SSH Japan.  No part of the Business is operated by the Sellers through any entity other than the Sellers.  Since August 31, 2003, except as disclosed on Schedule 3.1.10, (i) there has been no change in the condition (financial or otherwise), business, net worth, assets, properties or Liabilities of the Business which has had or is likely to have a Material Adverse Effect, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date, and (ii) the Sellers have complied with all of the covenants set forth in Section 4.2, to the same extent as if this Agreement had been executed on August 31, 2003.

3.1.11     Assets.

(a)           The Assets, together with the rights to the Retained Intellectual Property granted to Buyers under the License Agreement and the rights, assets or properties listed on Schedule 3.1.17(o) hereto, constitute all of the assets, properties and rights necessary to conduct the Business; provided, however, that no representation or warranty is made with respect to the sufficiency of any general corporate functions, such as legal, accounting and marketing operations.

(b)           Except as disclosed in Schedule 3.1.11(b), the Sellers have good title to all the Assets free and clear of any and all Liens other than Permitted Liens (as defined in Section 9.1).  The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, except as may be disclosed in another schedule to this Agreement, to Sellers knowledge, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.1.12     Contracts.  Schedule 1.1(b) contains a complete and correct list of all Contracts, including, without limitation:

(a)           employment and consulting agreements related to services provided in the Business;

(b)           licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Purchased Intellectual Property;

(c)           maintenance and service agreements;

(d)           brokerage or finder’s agreements relating the transactions contemplated hereby;

(e)           outstanding orders and other contracts for the purchase or sale of materials, supplies, products or services that constitute part of the Assets;

(f)            any lease agreements providing for the leasing of personal property contained in the Assets;

(g)           Government Contracts;

(h)           joint venture, partnership and similar contracts involving a sharing of profits or expenses with respect to the Business; and

(i)            asset purchase agreements and other acquisition or divestiture agreements, regarding the sale, lease or disposal of any Assets.

The Sellers have delivered to the Parent complete and correct copies of all of the Contracts, together with all amendments thereto.  Except as set forth on Schedule 3.1.12, all of the Contracts are in full force and effect and enforceable in accordance with their terms in each case except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors rights generally and by general principles of equity.  There is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Contract on the part of any Seller or, to the Sellers’ knowledge, any other party thereto except as set forth in Schedule 3.1.12.

3.1.13     Government Contracts.

(a)           Schedule 3.1.13 contains a complete and correct list of all Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the five (5) year period prior to the Closing Date.  Each Seller is, and has been since five (5) years prior to the date of this Agreement, in compliance with all material terms and conditions of each Government Contract to which such Seller is a party, and no Seller has received notice of any breach or violation of any material contract requirement or law or regulation pertaining to any Government Contract.  No contract termination, default notice or show cause notice is, or since the date five (5) years prior to the date of this Agreement has been, in effect pertaining to any Government Contract.

(b)           There have been no audits, investigations, lawsuits, subpoenas, document requests, administrative proceedings, mediations or arbitration proceedings involving or related to any Seller or, to the knowledge of the Sellers, any of the predecessors, partners, stockholders, directors, officers or employees of any Seller with respect to an alleged or potential violation of a contract requirement or Applicable Law pertaining to any Government Contract, since the date five (5) years prior to the date of this Agreement.

(c)           None of the Sellers nor any of the employees, directors, partners, principals, agents or assignees of any Seller have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.

3.1.14     Customers; Suppliers.

(a)           Schedule 3.1.14(a) (i) lists (A) the twenty (20) largest customers of the Business (on a conslidated basis in terms of revenue generated for the Business) for the six months ended June 30, 2003, and (B) any additional current customers that the Sellers anticipate will be among the twenty (20) largest such customers of the Business for the current fiscal year; and (ii) sets forth opposite the name of each such customer the percentage of revenues of the Business attributable to such customer during these periods (or expected to be attributable during the current fiscal year).  Except as set forth on Schedule 3.1.14(a), no customer listed on Schedule 3.1.14(a) (a “Significant Customer”) has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with any Seller, or during such periods has materially decreased its usage or purchase of any Seller’s services or products.  To the Sellers’ knowledge, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with any Seller or materially decrease or limit its usage, purchase or distribution of the services or products of any Seller.

(b)           The relationships of each of the Sellers with its suppliers are good commercial working relationships and, except as set forth on Schedule 3.1.14(b), no supplier has during the last twelve (12) months terminated or threatened to terminate, its relationship with any Seller or has during the last twelve (12) months decreased or limited or threatened to decrease or limit, its services, supplies or materials to any Seller.  No supplier is a sole source of supply of any good or service to any Seller.  The Sellers do not have any knowledge that any of the suppliers intends to terminate or otherwise modify adversely to any Seller its relationship with such Seller or to decrease or limit its services, supplies or materials to any Seller.

3.1.15     Product Warranties and Liability.

(a)           Each product manufactured, sold, licensed, leased or delivered by the Sellers in connection with the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Sellers has any Liability (and, to the Sellers’ knowledge, there is no basis for any Action or Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims as set forth on Schedule 3.1.15.  Except as otherwise indicated in the Contracts, true and complete copies of which have been delivered to the Buyers, no product manufactured, sold, licensed, leased or delivered by any of the Sellers in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease.  Schedule 3.1.15(a) includes copies of the standard terms and conditions of sale, license or lease for each of the Sellers (containing applicable guaranty, warranty and indemnity provisions).

(b)           Product Liability.  To the knowledge of the Sellers, none of the Sellers has any Liability (and, to the Sellers’ knowledge, there is no basis for any present or future Action or Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, licensed, leased or delivered by any Seller in connection with the Business.

3.1.16     Absence of Certain Business Practices.  None of the Sellers, any officer, employee or agent of the Sellers, or any other Person (as defined in Section 9.1) acting on their behalf, has, directly or indirectly, within the past two years given or agreed to give any material gift or similar benefit (i) in violation of any Applicable Law, or (ii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

3.1.17     Intellectual Property.

(a)           Schedule 3.1.17(a) lists all Registered Purchased Intellectual Property and lists any proceedings or actions pending as of the date hereof before any Governmental Authority (including the PTO or equivalent authority anywhere in the world) related to any of the Registered Purchased Intellectual Property.

(b)           The Sellers have all requisite right, title and interest in or valid and enforceable rights under contracts or licenses to use all Purchased Intellectual Property.  Each item of Purchased Intellectual Property of the Sellers, including all Registered Purchased Intellectual Property listed in Schedule 3.1.17(a), is owned exclusively by the Sellers (excluding Intellectual Property licensed to the Sellers under any license) and is free and clear of any Liens.  The Sellers (i) own exclusively all trademarks, service marks and trade names used by the Sellers in connection with the operation or conduct of the Business as so used, including the sale of any products or technology or the provision of any services by the Sellers; provided, however, that the Sellers may use trademarks, service marks and trade names of third parties which are licensed to the Sellers or are in the public domain, and (ii) own exclusively, and have good title to, each copyrighted work that is a Seller product included in the Assets and each other work of authorship that any such Seller otherwise purports to own and which is included in the Assets.

(c)           To the extent that any Purchased Intellectual Property has been developed or created by any Person other than a Seller, a Seller has an enforceable written agreement with such Person with respect thereto and such Seller has obtained ownership of, is the exclusive owner of and has the unrestricted right to re-transfer, license or otherwise assign all such Intellectual Property by operation of law or by valid assignment of any such rights.  Such Seller has in such context compensated such Persons to the extent required to vest ownership of Intellectual Property free and clear of any Liens under Applicable Laws and otherwise complied with all requirements under Applicable Laws.

(d)           Except for licenses granted pursuant to the Contracts and licenses granted to customers solely in connection with the use of products sold or licensed in the Sellers’ remaining businesses that would have been permitted under the Non-Competition Agreements, Sellers have not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Purchased Intellectual Property to any other Person.

(e)           The Purchased Intellectual Property, together with “freeware,” “shareware” and “open source” software and the other intellectual property listed on Schedule 3.1.17(o) and the Retained Intellectual Property licensed to Buyers under the License Agreement, constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Business.

(f)            No Person other than the Sellers has ownership rights to improvements made by any Seller in Intellectual Property that has been licensed to the Sellers and used in the Business.

(g)           Schedule 3.1.17(g) lists all Contracts between any Seller and any other Person wherein or whereby such Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by such Seller or such other Person of the Intellectual Property of any Person other than the Sellers.

(h)           None of the Sellers has received notice from any Person claiming that the operation of the Business or any act, product, technology or service (including products, technology or services currently under development) of any Seller relating to the Business infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Applicable Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

(i)            Each item of Registered Purchased Intellectual Property that has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes presently due in connection with such Registered Purchased Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Purchased Intellectual Property required to haven been filed as of the date hereof have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Purchased Intellectual Property.  Schedule 3.1.17(i) lists all such fees and taxes and actions that must be paid or taken by any Seller within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Purchased Intellectual Property.

(j)            There are no Contracts between any Seller and any other Person with respect to Purchased Intellectual Property under which there is any dispute (or, to the Sellers’ knowledge, facts that may reasonably lead to a dispute) known to the Sellers regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by any Seller thereunder.

(k)           Except as set forth in Schedule 3.1.17(k), to the knowledge of the Sellers, no Person is infringing or misappropriating any Purchased Intellectual Property.

(l)            Except as set forth in Schedule 3.1.17(l), the Sellers have taken commercially reasonable steps to protect their respective rights in confidential information and trade secrets of the Sellers or provided by any other Person to any Seller subject to a duty of confidentiality.  Without limiting the generality of the foregoing, each Seller has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Schedule 3.1.17(l), and all current and former employees, consultants and independent contractors of the Sellers have executed such an agreement and copies of all such agreements have been provided to Parent or made available to Parent for review.

(m)          No Purchased Intellectual Property or product, technology or service relating to the Business is subject to any Order or Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Purchased Intellectual Property by the Sellers or that may affect the validity, use or enforceability of such Purchased Intellectual Property.

(n)           Except with respect to the License Agreement, neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in any Buyer granting any rights or licenses with respect to the Intellectual Property of such Buyer to any Person pursuant to any Contract to which any of the Sellers is a party or by which any of their respective assets and properties are bound.

(o)           Schedule 3.1.17(o) sets forth a list of (x) all software which the Sellers have licensed from any third party which is used by the Sellers in the Business (other than off-the-shelf software) and (y) a list of all “freeware,” “shareware” and “open source software” incorporated into any product of the Business now or heretofore shipped or under license to others or maintained by the Sellers.  The Sellers have all rights necessary to the use of such software, “freeware,” “shareware” and “open source software.”

(p)           The products of the Sellers sold or licensed in the operation of the Business comply in all material respects with all warranties given to customers with respect thereto.

(q)           The Sellers have taken all necessary steps to protect and preserve ownership of Purchased Intellectual Property.  The Sellers have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Purchased Intellectual Property.  In the event that the consultant is concurrently employed by any Seller and a third party, such Seller has taken appropriate steps to ensure that any Purchased Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party), except as set forth in Schedule 3.1.17(q).

3.1.18     Employees, Labor Matters, etc.  The parties have identified, by a separate writing, each Person employed in connection with the Business by (a) SSH Finland (the “Finland Employees”); (b) SSH California (the “California Employees”); and (c) SSH Japan (the “Japan Employees”).  None of the Sellers is a party to any collective bargaining agreement with respect to any of its employees.  Each Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health pertaining to such Seller in respect of the Business and is not engaged in any unfair labor practice within the meaning of any Applicable Law, including Section 8 of the National Labor Relations Act.  To each Seller’s best knowledge, there is no unfair labor practice, charge or complaint or any other matter against or involving any Seller pending or, to each Seller’s best knowledge, threatened before any Governmental Authority.  There is no labor strike, dispute, slowdown or stoppage pending or threatened against any Seller in respect of the Business.  No certification or decertification question or organizational drive exists or has existed within the past twelve (12) months respecting any Seller in respect of the Business.  None of the Sellers has experienced any organized work stoppage or other labor difficulty involving the employees of such Seller.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin sexual preference, handicap or veteran status) pending nor, to the Sellers’ knowledge, threatened before any Governmental Authority, including the Equal Employment Opportunity Commission, against any Seller, and, to the Sellers’ knowledge, no basis for any such charge, investigation, administrative proceeding or complaint exists.  To the Sellers’ knowledge, there have been no audits of the equal employment opportunity practices of any Seller in respect of the Business.

3.1.19     Employee Benefit Plans and Related Matters.

(a)           Employee Benefit Plans.  Schedule 3.1.19 sets forth a true and complete list of each “employee benefit plan,” as such term is defined in section 3(3) of ERISA (as defined in Section 9.1), and each other bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides, has provided within the previous five (5) years or may provide benefits or compensation with respect to any employee of the Sellers and/or any ERISA Affiliate (as defined in Section 9.1) (collectively, the “Plans”).  SSH Finland has provided the Parent complete and correct lists of all the benefits enjoyed by the Transferred Employees and copies of all written Plans and descriptions of all unwritten Plans.  To Sellers’ knowledge none of the Sellers has communicated to any employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

(b)           Each Plan has been administered in compliance in all material respects with all Applicable Laws, including without limitation ERISA, if applicable, and the applicable provisions of the Code, and in accordance with its terms and any related agreements or documents.  There is no pending or, to the Sellers’ knowledge, threatened assessment, complaint, proceeding or investigation of any kind before any Governmental Authority related to any Plan, nor, to Sellers’ knowledge, is there any basis therefore.

(c)           No Plan is subject to section 412 of the Code (as defined in Section 9.1) or section 302 or Title IV of ERISA.  No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “single-employer plan” subject to section 4063 or 4064 of ERISA.  Any Plan that is intended to be “qualified” under Section 401(a) of the Code is so qualified and the Sellers have provided to the Parent a copy of any opinion letter or determination letter issued by the IRS (as defined in Section 9.1) with respect to such Plan’s qualification.  None of the Sellers maintains or has any Liability under a defined benefit plan as defined in Section 3(35) of ERISA or a multi-employer plan as defined in Section 3(37)(A) of ERISA nor does any ERISA Affiliate.  The Sellers and each ERISA Affiliate have complied with the continuation coverage requirements of Code § 4980B and Part 6 of Title 1 of ERISA and any predecessor provisions thereto and, to the extent effective, the group health plan portability, access and renewability requirements in Code §§ 9801 through 9806.

(d)           To Sellers’ knowledge, no Transferred Employee (as defined in Section 4.8.2(a)) is or may become entitled to post-employment benefits of any kind by reason of employment by any Seller in the Business, including, without limitation, death or, except as otherwise required by Applicable Law, including Code § 4980B and Part 6 of Title I of ERISA, medical benefits (whether or not insured).  The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Transferred Employee.  None of the Sellers has made or guaranteed any loan or other indebtedness to or on behalf of any Transferred Employee.

3.1.20     Solvency.  Upon consummation of the Closing, after giving effect to the consummation of all of the transactions contemplated hereunder, including without limitation receipt of the payments to be made to the Sellers as contemplated in this Agreement, none of the Sellers will be insolvent.

3.1.21     Notes; Accounts Receivable.  Schedule 3.1.21 lists all of the notes and accounts receivable of the Sellers relating to the Business as of the date hereof, including the days outstanding for each.  The notes and accounts receivable listed on Schedule 3.1.21 are valid receivables for services rendered or goods sold in the ordinary course of business and, except as set forth on Schedule 3.1.21, no objection, claim or offset has been made regarding such receivables and such receivables are current and collectible.

3.1.22     Inventory.  The inventory of the Business listed on Schedule 1.1(l) constitutes all of the inventory of the Business and is merchantable and fit for the purpose for which it was procured or manufactured.

3.1.23     Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Sellers or their Affiliates in such manner as to give rise to any valid claim against any of the Buyers for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Sellers or their Affiliates upon consummation of the transactions contemplated hereby.

3.1.24     Insurance. Attached hereto as Schedule 3.1.24 are true and complete copies of all the insurance policies, currently in effect in respect of the Business and the Assets. Such insurance policies provide the types and amounts of insurance coverage normal and customary for similar companies in Finland and are in full force and effect and will remain in force at least 14 days after Closing.

3.1.25     Disclosure.  No representation, warranty or statement made by the Sellers in this Agreement or in any document or certificate furnished or to be furnished to the Buyers pursuant to this Agreement contains or will contain any untrue statement or intentionally omits or will intentionally omit to state any fact necessary to make the statements contained herein or therein not misleading.  The Sellers have disclosed to the Buyers all facts known or reasonably available to the Sellers that are material to the financial condition, operation or prospects of the Business or the Assets.

3.2          Representations and Warranties of the Buyers.  The Parent hereby represents and warrants to the Sellers as of the date hereof as follows:

3.2.1       Authorization, etc.  The Parent has the corporate power and authority to execute and deliver this Agreement, and each of the Buyers has (or in the case of the Finland Buyer and the Japan Buyer, will have prior to Closing) the corporate power and authority to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by the Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been (or in the case of the Finland Buyer and the Japan Buyer, will have been prior to Closing) duly authorized by all requisite corporate action of each of the Buyers, respectively.  The Parent has duly executed and delivered this Agreement.  This Agreement is a legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms, and will, prior to the Closing, be a legal, valid and binding obligation of each of the Finland Buyer and the Japan Buyer, jointly and severally with each other and with Parent, enforceable against each of them in accordance with its terms.

3.2.2       Corporate Status.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business and to own, lease and operate its properties in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to do so would not have a material adverse effect on the business of the Parent.  Upon its organization, the Finland Buyer will be a corporation duly organized, validly existing and in good standing under the laws of the Republic of Finland with full corporate power and authority to conduct its business and to own, lease and operate its properties in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to do so would not have a material adverse effect on the business of the Buyers, taken as a whole.  Upon its organization, the Japan Buyer will be a stock corporation of the yugen kaisha type duly organized and validly existing under the laws of Japan with full corporate power and authority to conduct its business and to own, lease and operate its properties in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to do so would not have a material adverse effect on the business of the Buyers, taken as a whole.

3.2.3       Consents.  Except as specified in Schedule 3.2.3, no Governmental Approval or other Consent is required to be obtained or made by any Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.2.4       Litigation.  There is no action, claim, suit or proceeding pending, or to the Parent’s knowledge, threatened, by or against or affecting any Buyer in connection with or relating to the transactions contemplated by this Agreement.

3.2.5       Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyers or their respective Affiliates in such manner as to give rise to any valid claim against the Sellers for any brokerage or finder’s commission, fee or similar compensation or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Buyers or their respective Affiliates upon consummation of the transactions contemplated hereby.

3.2.6       No Conflicts, etc.  The execution, delivery and performance by the Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to any Buyer or any Affiliate (as defined in Section 9.1) thereof or any of the properties or assets of any Buyer, (ii) the Governing Documents, and any amendments thereto, of any Buyer, or (iii) except as set forth in Schedule 3.2.6, any contract, agreement or other instrument to which any Buyer is a party or by which any Buyer or any of its respective properties or assets may be bound or affected, to the extent that any of the foregoing would have a Material Adverse Effect on the Buyers’ ability to effect the transactions contemplated hereby.  Except as specified in Schedule 3.2.6, no Governmental Approval (as defined in Section 9.1) or other Consent (as defined in Section 9.1) is required to be obtained or made by any Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.2.7       Solvency.  Upon consummation of the Closing, after giving effect to the consummation of all of the transactions contemplated hereunder, including without limitation the payments to be made by the Buyers as contemplated in this Agreement, none of the Buyers will be insolvent.

3.2.8       Financing.  Buyers have (or in the case of the Finland Buyer and the Japan Buyer, will have prior to Closing) all funds necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

4.1          Access and Information.  The Sellers shall give to the Parent and the Parent’s accountants, technical personnel, counsel and other representatives access through Sellers’ personnel, during normal business hours, from the date hereof to Closing, to the Assets and to all other properties, equipment, books, records, agreements and other documents of the Sellers relating to the Business and to the employees of the Sellers, and shall furnish the Parent, during such period, with information concerning the Assets as the Parent may reasonably request, provided that neither the furnishing of such information to the Parent or the Parent’s representatives nor any investigation made heretofore or hereafter by the Parent shall affect the Parent’s right to rely on any representation or warranty made by the Sellers in this Agreement, each of which shall survive any furnishing of information or any investigation.  The Parent and its representatives shall be permitted to make copies of books, records, agreements and other documents of the Sellers relating to the Business as may be reasonably necessary.  All information provided to, obtained by or prepared by Buyers and their advisors, agents, employees or representatives shall be held by Buyers in accordance with the confidentiality provisions set forth in Section 4.10.1 hereof.

4.2          Conduct of Business.  Each Seller warrants, represents, covenants and agrees that, pending completion of the Closing, unless otherwise agreed in writing by the Parent:

(a)           To the extent it is under Sellers’ reasonable control, the Sellers shall maintain the Business as it is presently conducted and as it is proposed to be conducted in the future and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Business as the same is presently being conducted;

(b)           Before November 17, 2003, the Sellers shall not sell, distribute, license, contract, commit or otherwise encumber the Assets or the Business and shall not make any capital or material equipment expenditure not committed prior to the date of this Agreement;

(c)           Before November 17, 2003, the Sellers shall not enter into, amend, modify or terminate any material agreement to which any Seller is a party and which in any way relates to the Assets or the Business;

(d)           Except as may be requested by the Parent pursuant to Section 4.8.2, the Sellers shall not enter into, amend, modify or terminate any employment or compensation agreement with, or increase or otherwise change any compensation or benefits payable or to become payable by any Seller to, any director, employee, agent or consultant of any Seller who is employed by or providing service to such Seller in connection with the Business;

(e)           To the extent it is within their reasonable control, the Sellers and their officers and employees shall use their best efforts to preserve the business organization, including, retaining all of the Transferred Employees, and to preserve for the Buyers the goodwill of any Persons having any business relationship with any Seller which relates to the Assets or the Business or any portion thereof;

(f)            The Sellers shall take any actions listed on Schedule 3.1.17(i) that are required to be taken prior to the Closing Date.

(g)           The Sellers shall take all actions reasonably necessary to consummate the Closing.

4.3          Covenant of a Smooth Transition.  Each Seller and the Parent (on behalf of itself and the other Buyers) covenants that it shall use good faith efforts to ensure a smooth transition and a continuation of all present and proposed future business and existing relationships with any Person having any business relationship with any Seller which relates to the Assets or the Business or any portion thereof.  Each Seller agrees that in the event the Parent is required under Applicable Laws to prepare audited financial statements for the Business, the Sellers shall provide the Parent with such assistance as is reasonably requested by the Parent, at the Parent’s expense, in connection with the preparation of such financial statements.

4.4          Agreement Not to Shop.  Except as permitted under Section 4.2, during the period from the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof, the Sellers shall not (a) sell, assign, convey or otherwise transfer the Assets or the Business, or any interest therein, or (b) directly or indirectly, solicit, encourage, enter into or conduct any discussions or negotiations, or enter into or authorize any agreement, concerning the sale, assignment, conveyance or other transfer of any of the Assets or the Business, or of any interest therein, or a merger, consolidation or business combination involving any Seller, with any Person other than the Buyers.

4.5          Covenant Not to Compete.  At Closing, each of the Sellers and the other Persons listed on Schedule 4.5 shall enter into the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (the “Non-Competition Agreements”).

4.6          Employee Benefit Matters.

(a)           The Sellers shall comply with the terms of Section 4980B of the Code and Section 601 et seq of ERISA in regard to any Transferred Employee who is covered by a “group health plan” sponsored, maintained or contributed to by any Seller and who has experienced a “qualified event” or is receiving such “continuation coverage” on or prior to the Closing Date.  The Sellers shall hold the Buyers and any entity required to be combined with the Buyer or the Parent under Section 414 of the Code (“Affected Parties”) harmless from and fully indemnify (pursuant to Article VII hereof) such Affected Parties against any Losses (as defined in Section 7.1) incurred or suffered by such Affected Parties directly or indirectly, including reasonable attorneys’ fees and expenses, which arise or result from any Seller’s breach of this Section 4.6(a) or any Buyer being deemed to be a successor employer to any Seller.

(b)           The Sellers shall be responsible for and shall cause to be discharged and satisfied in full within five (5) days after Closing, to the extent required, all amounts owed to any employee, including wages, salaries, severance pay, sick pay, accrued vacation, any employment, incentive, compensation or bonus agreements, retirement benefits or allowances, or other earned or accrued benefits or payments relating to the period of employment by the Sellers, or on account of the termination thereof, and the Sellers shall indemnify the Buyers and hold the Buyers harmless (pursuant to Article VII hereof) from any Losses therefor.

(c)           SSH Finland shall waive any and all rights to terminate or repurchase any options or similar rights to purchase capital stock of SSH Finland held by the Transferred Employees (the “Transferred Employee Options”) and such Transferred Employee Options shall continue in full force and effect after Closing, subject to the same terms and conditions (other than those terms and conditions regarding the right of SSH Finland to terminate, cancel, repurchase or otherwise acquire such Transferred Employee Options).  Any such waiver with respect to a Transferred Employee shall expire immediately upon the termination of such Transferred Employee’s employment with the Buyers.  SSH Finland shall continue to be responsible for and shall cause to be discharged and satisfied in full prior to, on or after Closing all Taxes and other amounts associated with the Transferred Employee Options and shall indemnify the Buyers and hold the Buyers harmless (pursuant to Article VII hereof) from any Losses resulting from or arising out of the Transferred Employee Options.

4.7          Approvals of Third Parties.  Notwithstanding that it shall be solely the Sellers’ obligation to obtain from third parties all Consents required of the Sellers, assignments and/or estoppel certificates, the Sellers and the Buyers shall make good faith efforts, and cooperate with one another, to execute any required novation, and secure all Governmental Approvals, including the preparation and submission of all required filings, and all other Consents required in order to enable the Sellers and the Buyers to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

4.8          Employment of Certain Employees.

4.8.1       Finland Employees.  Prior to Closing, the Parent shall deliver to SSH Finland a written notice (the “Finland Transferred Employee List”) identifying each of the Finland Employees to whom the Finland Buyer intends to make an offer of employment (the “Finland Transferred Employees”).  The Finland Transferred Employee List shall also identify the Finland Transferred Employees the Parent designates as “key employees” (the “Key Finland Employees”).  This Section 4.8 shall not prohibit the Parent or the Finland Buyer from modifying, increasing or decreasing wages and benefits provided to any Finland Transferred Employee or to Finland Transferred Employees in general after the Closing Date or from terminating any Finland Transferred Employee after the Closing Date.  The Sellers shall use reasonable efforts to assist the Finland Buyer and/or the Parent in hiring each Finland Transferred Employee.  To the extent required by mandatory provisions of Applicable Law, the Finland

Transferred Employees shall automatically transfer and become employees of the Finland Buyer by operation of law.  The Sellers shall not take any action, directly or indirectly, to prevent or discourage any such Finland Transferred Employee from being employed by the Finland Buyer as of the Closing Date and shall not solicit, invite or induce or entice any such Finland Transferred Employee to remain in the employ of the Sellers or otherwise attempt to retain the services of any such Finland Transferred Employee, except with the prior written consent of the Parent.  Effective upon the Closing Date, the Sellers hereby waive, solely for the benefit of the Buyers, any and all restrictions in any oral or written agreement with any Finland Transferred Employee whom the Finland Buyer hires, relating to (i) non-competition with the Sellers subsequent to termination of employment therewith or (ii) the maintenance of confidentiality of any information for the benefit of the Sellers, but only to the extent such information is related to the Assets, the Business or the Finland Buyer’s unrestricted enjoyment of the benefits thereof, and to the extent that such waiver does not violate a confidentiality agreement between any Seller and a third party that has been executed in connection with any of the Contracts.

4.8.2       California and Japan Employees.

(a)  Prior to Closing, the Parent shall deliver to SSH Finland a written notice (the “California/Japan Transferred Employee List”) identifying each of the California Employees (the “California Transferred Employees”) and Japan Employees (the “Japan Transferred Employees” and collectively with the California Transferred Employees and the Finland Transferred Employees, the “Transferred Employees”) to whom the Parent or the Japan Buyer, as the case may be, intends to make an offer of employment.  The California/Japan Transferred Employee List shall also identify the California/Japan Transferred Employees the Parent designates as “key employees” (the “Key California/Japan Employees” and collectively with the Key Finland Employees, the “Key Employees”).  Upon delivery by Buyers of the offers described in 4.8.2 below and acceptance by any Japan Employees of such offers, Sellers shall respectively procure the unconditional and irrevocable voluntary resignation of employment of or otherwise terminate any such Japan Employees in accordance with Applicable Law, effective as of a date no later than the Closing Date.  Without limitation to the generality of the foregoing, in connection with such resignation of employment, Sellers shall respectively take all steps required, and make all payments required to be made to such Japan Employees, under Applicable Law, including payment of applicable salary, pension and retirement allowances under Section 4.6(a) and (b).

(b)           Upon receipt of the California/Japan Transferred Employee List, the Parent or the Japan Buyer, as the case may be, shall in a writing reasonably satisfactory to Sellers, offer new employment to the California/Japan Transferred Employees, effective as of the Closing Date.  This Section 4.8 shall not prohibit the Parent or the Japan Buyer from modifying, increasing or decreasing wages and benefits provided to any California/Japan Transferred Employee or to California/Japan Transferred Employees in general after the Closing Date or from terminating any California/Japan Transferred Employee after the Closing Date.  The Sellers shall use reasonable efforts to assist the Parent and/or the Japan Buyer in hiring each California/Japan Transferred Employee.  The California/Japan Transferred Employees shall not be deemed to automatically transfer and become employees of any Buyer by operation of law.  The Sellers shall not take any action, directly or indirectly, to prevent or discourage any such

California/Japan Transferred Employee from being employed by the Parent or the Japan Buyer, as the case may be, as of the Closing Date and shall not solicit, invite or induce or entice any such California/Japan Transferred Employee to remain in the employ of the Sellers or otherwise attempt to retain the services of any such California/Japan Transferred Employee, except with the prior written consent of the Parent.  Effective upon the Closing Date, the Sellers hereby waive, solely for the benefit of the Buyers, any and all restrictions in any oral or written agreement with any California/Japan Transferred Employee whom the Parent or the Japan Buyer hires, relating to (i) non-competition with the Sellers subsequent to termination of employment therewith or (ii) the maintenance of confidentiality of any information for the benefit of the Sellers, but only to the extent such information is related to the Assets, the Business or the Parent’s or the Japan Buyer’s unrestricted enjoyment of the benefits thereof, and to the extent that such waiver does not violate a confidentiality agreement between any Seller and a third party that has been executed in connection with any of the Contracts.

4.8.3       Employee Claims.  The Sellers agree to indemnify and hold the Buyers harmless from any claims against the Buyers by any employee of a Seller not offered employment by the Buyers, asserting that such employee has any right to employment with the Buyers or any claim for damages relating thereto.

4.9          Waiver of Bulk Sales Compliance.  The parties hereto waive compliance with Applicable Laws of any jurisdiction relating to bulk transfers in connection with the transactions contemplated by this Agreement; provided, however, that the Sellers shall indemnify and hold the Buyers harmless (pursuant to Article VII hereof) from and against any Losses (as defined in Section 7.1) incurred by the Buyers based on non-compliance with such bulk transfer provisions.  Notwithstanding anything to the contrary set forth herein, nothing herein shall estop or prevent the Buyers or the Sellers from asserting, as a bar or defense to any action or proceeding brought under such provisions, that such code or law is not applicable to the transactions contemplated by this Agreement.

4.10        Confidentiality.

4.10.1     Buyers.

(a)           The Parent acknowledges and agrees that the Buyers have had in the past, currently have, and in the future may possibly have, access to (i) certain information of the Business that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of the Business”), and (ii) certain information of the Sellers that does not relate to the Business, has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Other Confidential Information of the Sellers”), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed.  Notwithstanding the foregoing, Confidential Information of the Business and Other Confidential Information of the Sellers does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by a Buyer or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by a Buyer or any of its Affiliates under Applicable Laws or by order of any Governmental Authority, or (C) which a Buyer reasonably believes is required to be disclosed in connection with the defense of a lawsuit against such Buyer.  In the event a Buyer or any of its Affiliates is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information of the Business or Other Confidential Information of the Sellers as described in subpart (B) or subpart (C) of the immediately preceding sentence, the Buyer shall provide the Sellers with prompt written notice of any such request or requirement so that the Sellers may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver from the Sellers, a Buyer or any of its Affiliates is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information of the Business or Other Confidential Information of the Sellers to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Buyer or its Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Business or Other Confidential Information of the Sellers, as the case may be, which such counsel advises the Buyer is legally required to be disclosed, provided that the Buyer exercises its best efforts to preserve the confidentiality of such information, including without limitation by cooperating with the Sellers to obtain an appropriate protective order, at the Sellers’ sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal.

(b)           The Parent agrees, on behalf of itself and each of the other Buyers, that, without prior written consent of SSH Finland, (i) from and after the date hereof until the Closing Date, it shall not in any manner directly or indirectly disclose to any Person, except to authorized representatives of the Buyers and to counsel and other advisors (provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this Section 4.10.1), or use any Confidential Information of the Business for any purpose or reason; and (ii) from and after the date hereof until the date that is three (3) years after the Closing Date, it shall not in any manner directly or indirectly disclose to any Person or use any Other Confidential Information of the Sellers for any purpose or reason.

(c)           From and the date hereof until the Closing Date, the Buyers shall not take any action, directly or indirectly, to solicit, invite, induce or entice any employee of Sellers other than the Transferred Employees (as provided herein) to become employed by any Buyer, or otherwise attempt to retain the services of any such employee of Sellers, except with the prior written consent of the Sellers.

4.10.2     Sellers.

(a)           Each Seller acknowledges and agrees that it has had in the past, currently has, and in the future may possibly have, access to (i) Confidential Information of the Business, and (ii) certain information of the Buyers that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of the Buyers”), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed.  Notwithstanding the foregoing, Confidential Information of the Business and Confidential Information of the Buyers does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by a Seller or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by a Seller or any of its Affiliates under Applicable Laws or by order of any Governmental Authority, or (C) which a Seller reasonably believes is required to be disclosed in connection with the defense of a lawsuit against such Seller.  In the event a Seller or any of its Affiliates is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information of the Business or Confidential Information of the Buyers as described in subpart (B) or subpart (C) of the immediately preceding sentence, the Seller shall provide the Buyers with prompt written notice of any such request or requirement so that the Buyers may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver from the Buyers, a Seller or any of its Affiliates is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information of the Business or Confidential Information of the Buyers to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Seller or its Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Business or Confidential Information of the Buyers, as the case may be, which such counsel advises the Seller is legally required to be disclosed, provided that the Seller exercises its best efforts to preserve the confidentiality of such information, including without limitation by cooperating with the Buyers to obtain an appropriate protective order, at the Buyers’ sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal.

(b)           Each Seller agrees that, without prior written consent of the Parent, (i) from and after the date hereof until the date that is three (3) years after the Closing Date, it shall not in any manner directly or indirectly disclose to any Person, except to authorized representatives of the Buyers and to counsel and other advisors (provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this Section 4.10.2), or use any Confidential Information of the Business for any purpose or reason; provided, however, that that until the Closing Date, the Sellers may continue to disclose and use the Confidential Information of the Business in the ordinary course of business, consistent with past practice, and, provided further, that the Sellers shall be permitted to use any Confidential Information of the Business that is licensed by the Buyers to the Sellers pursuant to the License Agreement for any purpose or reason that would not be deemed to be a Competitive Business, as that term is defined in the Non-Competition Agreements; and (ii) from and after the date hereof until the date that is three (3) years after the Closing Date, it shall not in any manner directly or indirectly disclose to any Person or use any Confidential Information of the Buyers for any purpose or reason.

4.11.       Notification of Certain Matters.  The Sellers shall give prompt notice to the Parent of (a) occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Sellers contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller hereunder.  The Parent shall give prompt notice to SSH Finland of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Parent contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of the Buyers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Buyer hereunder.  The delivery of any notice pursuant to this Section 4.11 shall not, without the express written consent of the receiving party, be deemed to (i) modify the representations or warranties hereunder, (ii) modify the conditions set forth in Article V hereof, as the case may be, or (iii) limit or otherwise affect the remedies available hereunder to any party hereto

4.12        License of Certain Intellectual Property.  At Closing, the Buyers and SSH Finland shall enter into the license agreement in the form attached hereto as Exhibit D (the “License Agreement”), pursuant to which (a) the [Parent] shall license to SSH Finland the Parent Licensed Intellectual Property (as defined in Section 9.1) and (b) SSH Finland shall license to [Parent] the Retained Intellectual Property, in each case in accordance with the terms and conditions set forth in the License Agreement.

4.13        Corporate Existence.  None of the Sellers shall dissolve or liquidate and each shall maintain its corporate existence until the termination of the Sellers’ indemnification obligations pursuant to Article VII.

4.14        Actions After the Closing.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents and any actions required under Section 6.2) as another party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII).  The Sellers shall promptly transfer and deliver to the Parent any cash or property that the Sellers may receive in respect of the Assets after the Closing.  The Buyers shall promptly transfer and deliver to SSH Finland any cash or property that the Buyers may receive in respect of the Excluded Assets after the Closing.

4.15        WARN Act.  The Sellers shall take any and all actions (and the Sellers hereby assume sole responsibility, as between the Sellers and the Buyers, with respect to such actions) required to be taken with respect to employees of the Sellers under Applicable Law relating to mass layoffs or plant closures, including (without limitation) the federal Worker Adjustment and Retraining Notification Act, the Finnish Co-Operation Act and any similar Applicable Laws in connection with the transfer of the Assets to the Buyers.

4.16        Allocation of Purchase Price.  The Purchase Price for the Assets shall be allocated among the Assets in accordance with Schedule 4.16.  Such allocation schedule shall be used for tax filing purposes and prepared in accordance with Section 1060 of the Code, and the Parent and SSH Finland agree that the Purchase Price shall be allocated among the Assets in accordance with their respective values as of the Closing Date.  In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request.  The parties shall (i) prepare each report relating to the federal, state, local, foreign and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such allocation.

4.17        Taxes. At Closing, all personal property or real estate Taxes assessed against or prepaid with respect to the Assets shall be pro-rated as of the Closing, based upon the applicable tax rate of the period for which assessed or prepaid, or, if the Closing Date shall occur before the tax rate is fixed, the apportionment of such Taxes shall be on the basis of Taxes paid for the preceding year, subject to adjustment when the rate is established.  The Sellers shall be responsible for that portion of the pro-rated Taxes accrued for the period ending as of the Closing Date and the Buyers shall be responsible for that portion of the pro-rated Taxes attributable to the period beginning after the Closing Date.  Accrued, assessed or prepaid ad valorem Taxes and all prepayments for services, utilities and other charges and all expenses paid or payable with respect to the Assets, including but not limited to rent, warehousing, fuel, utilities, sewer, water, telephone and assignable licenses shall be adjusted pro-rata as of the Closing Date and settled thirty (30) days thereafter.  In the event that it is impractical to reconcile some or all of such prorations 30 days after the Closing Date, any unsettled proration shall be made and accounted for at such time as both parties have sufficient information to make the appropriate prorations.

4.18        Public Disclosure.  The Parent and SSH Finland shall consult with each other and use reasonable efforts to agree upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Laws or any listing agreement with, or the rules of, the National Association of Securities Dealers automated quotation system or the Helsinki Stock Exchange.

ARTICLE V

CONDITIONS PRECEDENT

5.1          General Conditions.  The obligations of each of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

(a)           No law or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any action or litigation have been instituted and remain pending or have been threatened and remain so by a Governmental Authority or any other Person, at the time which would have otherwise been the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

(b)           No Governmental Authority shall have notified any party to this Agreement that the consummation of the transactions contemplated by this Agreement would constitute a violation of any Applicable Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Authority shall have withdrawn such notice and abandoned any such proceeding prior to the time which otherwise would have been the Closing Date.

5.2          Conditions Precedent to the Sellers’ Obligations.  The obligations of the Sellers to complete the Closing hereunder are, at SSH Finland’s option, subject to each of the following conditions:

(a)           All representations and warranties of the Parent contained in this Agreement that are not qualified with any “material” or “material adverse effect” qualifiers shall be true in all material respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing, and all said representations and warranties shall have been made by, and shall be true in all material respects as to, the other Buyers.  All representations and warranties of the Parent contained in this Agreement that are qualified with any “material” or “material adverse effect” qualifiers shall be true in all respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing, and all said representations and warranties shall have been made by, and shall be true in all respects as to, the other Buyers.

(b)           The Buyers shall have performed and complied in all material respects with all agreements, terms and conditions required by this Agreement to be performed and complied with by the Buyers on or before the Closing.

(c)           The Buyers shall have delivered to the Sellers copies of (i) all Governmental Approvals listed on Schedule 3.2.3, if any, and (ii) all other Consents listed on Schedule 3.2.3, if any.

(d)           This Agreement and the transactions contemplated herein shall have been approved by the requisite vote or action of the directors of each of the Buyers under Applicable Law and such Buyer’s Governing Documents.

(e)           The Buyers shall have executed and delivered to Sellers the License Agreement and the Escrow Agreement.

(f)            Counsel to each of the Buyers shall have delivered to the Sellers a legal opinion dated the Closing Date in the form attached hereto as Exhibit E (the “Buyer Legal Opinions”).

(g)           Each Buyer shall have delivered to the Sellers at the Closing a certificate executed by its President, dated the Closing Date, to the effect that the conditions set forth in this Section 5.2 have been satisfied.

5.3          Conditions Precedent to the Buyers’ Obligations.  The obligations of the Buyers to complete the Closing under this Agreement are, at the Parent’s option, subject to each of the following conditions:

(a)           All representations and warranties of the Sellers contained in this Agreement that are not qualified with any “material” or “Material Adverse Effect” qualifiers shall be true in all material respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing, and all representations and warranties of the Sellers contained in this Agreement that are qualified with any “material” or “Material Adverse Effect” qualifiers shall be true in all respects as of and at the Closing with the same effect as if said representations and warranties had been made on and as of the Closing.

(b)           The Sellers shall have performed and complied in all material respects with all agreements, terms and conditions required by this Agreement to be performed and complied with by the Sellers on or before the Closing.

(c)           Each of the Seller’s shall have delivered to the Buyers the Assignment and Assumption Agreement/Bill of Sale in the form attached hereto as Exhibit F (the “Bill of Sale”) and such other assignments, instruments and documents as the Buyers shall reasonably request for the purpose of perfecting the title of the Buyers in the Assets.

(d)           The Sellers shall have delivered to the Buyers copies of (i) all Governmental Approvals required to be obtained by the Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) Consents for Contracts constituting not less than 65% of the number of Contracts equal to not less than 80% of the annual contract value for maintenance and not less than 80% of the amount of royalties reflected on the royalty schedule as reflected in Schedule 5.3(d) as of June 30, 2003, which Consents shall be in form and substance reasonably satisfactory to the Parent, and (iii) all other Consents required to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby.

(e)           This Agreement and the transactions contemplated herein shall have been approved by the requisite vote or action of the directors of each of the Sellers under Applicable Law and such Seller’s Governing Documents.

(f)            No event or condition shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(g)           Each of the Sellers and the other Persons listed on Schedule 4.5 shall have executed and delivered to the Parent the Non-Competition Agreements.

(h)           SSH Finland shall have executed and delivered to the Finland Buyer the Operational Infrastructure and Office Space Agreement in the form attached hereto as Exhibit G (the “Office Agreement”) and the Sellers shall have executed and delivered to the Buyers the License Agreement and the Escrow Agreement.

(i)            (A) SSH Finland shall have entered into and executed a consulting agreement with the Parent in the form attached hereto as Exhibit H-1 (the “Ylonen Consulting Agreement”), and (B) SSH Finland shall have entered into and executed a consulting agreement with the Parent in the form attached hereto as Exhibit H-2 (the “Rossi Consulting Agreement” and collectively with the Ylonen Consulting Agreement, the “Consulting Agreements”).

(j)            All Key Employees and at least 80% of the Transferred Employees other than the Key Employees shall have delivered to the applicable Buyer a written acceptance of employment with such Buyer.

(k)           Each of the Finland Transferred Employees accepting employment with the Buyers shall have executed and delivered to the Buyers the form of Finland Employment Agreement in the form attached hereto as Exhibit I, each of the Transferred Employees who are Japan Employees and accepting employment with the Buyers shall have executed and delivered to the Buyers the form of Japan Employment Agreement and Release in the form attached hereto as Exhibit J (or in such shorter form as Buyers may provide prior to Closing, provided that such form is reasonably acceptable to the Sellers), and each of the Transferred Employees who are California Employees shall have executed and delivered to the Buyers the form of Non-Disclosure, Conflict of Interest, Intellectual Property and Non-Solicitation Agreement in the form attached hereto as Exhibit K-1 (in the event such employees are offered employment in California) or the form of Non-Disclosure, Conflict of Interest, Non-Competition, Intellectual Property and Non-Solicitation Agreement in the form attached hereto as Exhibit K-2 (in the event such employees are offered employment in a state other than California).

(l)            [Intentionally Omitted].

(m)          The Sellers shall have paid all Taxes required to be paid by the Sellers under Section 4.17 hereof and discharged and satisfied in full all amounts owing to any employee of the Sellers under Section 4.6 and Section 4.8 hereof.

(n)           Each Seller shall have delivered to the Buyers at the Closing a certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in this Section 5.3 have been satisfied.

(o)           Counsel to each of the Sellers shall have delivered to the Buyers a legal opinion dated the Closing Date in the form attached hereto as Exhibit L (the “Seller Legal Opinions”).

(p)           The Parent shall not have discovered, in the course of its ongoing investigation of the Business, information not previously disclosed to the Buyers that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

CLOSING OBLIGATIONS

6.1          The Sellers’ Obligations at Closing.  At the Closing, the Sellers (and such other parties as shall be necessary or appropriate) shall execute and/or deliver, or cause to be executed and/or delivered, to the Buyers:

(a)           The Bill of Sale and such other assignments, instruments and documents of conveyance and transfer to the Buyers for all of the Assets and the Assumed Liabilities;

(b)           Copies of the required Governmental Approvals and other Consents under Section 5.3(d);

(c)           The Office Agreement, the Consulting Agreements, the Escrow Agreement, the License Agreement, the Seller Legal Opinions and such other instruments and documents as may be elsewhere herein required;

(d)           Physical possession of the Assets;

(e)           Copies of the resolutions of each Seller’s Board of Directors approving this Agreement and the transactions contemplated herein, certified by the appropriate corporate officers of each Seller; and

(f)            The certificates required by Section 5.3(n) hereof.

6.2.         Further Assurances.  From time to time after the Closing, at a party’s request and expense, the other party shall:

(a)           execute and deliver to the party such instruments, and take such other and further action, as may reasonably be required to carry out the intent and purpose of this Agreement; and

(b)           for twelve (12) months after the Closing, deliver to the party such other data, papers and information as may be reasonably requested by the party to assist the party in the use of the Assets or the assets licensed to Sellers under the License Agreement to Sellers.

(c)           If and to the extent that any asset, property or right of any Seller does not constitute an “Asset” as defined herein but is necessary to enable the Buyers to continue the Business as it is being conducted by the Sellers prior to the Closing Date, the Sellers, to the extent legally permissible, shall grant to the Buyers a license or other appropriate right of usage with respect to such asset, property or right, at no additional cost or expense to the Buyers, as shall be necessary to enable the Buyers to continue such business in the same manner as conducted by the Sellers prior to the Closing Date.  If and to the extent that any asset, property or right of any Seller constitutes an “Asset” as defined herein and is necessary to enable the Sellers to continue the remaining business of the Sellers as it is being conducted by the Sellers prior to the Closing Date, but is not included in the Intellectual Property licensed by the Buyers to the Sellers under the License Agreement, the Buyers, to the extent legally permissible, shall grant to the Sellers a license or other appropriate right of usage with respect to such asset, property or right, at no additional cost or expense to the Sellers.  Nothing in this Section 6.2 shall relieve the Sellers from any liability under this Agreement for any breach of a representation or warranty hereunder.

(d)           Each party will appoint two representatives who are authorized on behalf of such party to execute and deliver documents or instruments to be executed and delivered pursuant to this Section 6.2

6.3.         The Buyers’ Obligations at Closing.  At Closing, the Buyers shall deliver to the Sellers (or the Escrow Agent in the case of the Escrow Amount):

(a)           The certificates required by Section 5.2(g) hereof;

(b)           The Cash Payment and the Escrow Amount;

(c)           Copies of the Governmental Approvals and other Consents, if any, required under Section 5.2(c); and

(d)           The License Agreement, the Escrow Agreement, the Buyer Legal Opinions and such other instruments and documents as may be elsewhere herein required.

ARTICLE VII

INDEMNIFICATION

7.1          By the Sellers.  The Sellers, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Buyers and their respective directors, officers, employees, assigns, successors and Affiliates from and against, and pay or reimburse such Persons for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages, including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of its rights hereunder (collectively, “Losses”), resulting from or arising out of:

(a)           any inaccuracy of any representation or warranty made by the Sellers under this Agreement;

(b)           any failure of the Sellers to perform any covenant or agreement contained in this Agreement;

(c)           the indemnification obligations of the Sellers under Sections 3.1.7, 4.6 or 4.8 hereof;

(d)           any Excluded Assets or Excluded Liabilities; or

(e)           the operation of the Business and the Assets on or prior to the Closing Date, except with respect to the Assumed Liabilities and except with respect to any Loss that would be indemnifiable under Section 7.1(a), (c) or (f);

(f)            any of the Assets (i) infringing or misappropriating the Intellectual Property of any Person, (ii) violating any material term or provision of any license or contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. ss.ss200-212 in any license or contract to which any Seller is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violating the intellectual property rights or privacy rights of any Person, or (iv) constituting unfair competition or an unfair trade practice, in either case in respect of Intellectual Property rights, under any Applicable Law; or

(g)           any action taken by Markku Rossi that, if such action had been taken by any of the Sellers, would constitute a breach of the Sellers’ obligations under Section 1 of the Non-Competition Agreements.

7.2          By the Buyers.  The Parent covenants and agrees that it and the other Buyers, jointly and severally, shall defend, indemnify and hold harmless the Sellers and their respective directors, officers, employees, assigns, successors and Affiliates from and against, and pay or reimburse such Persons for, any and all Losses resulting from or arising out of:

(a)           any inaccuracy of any representation or warranty made by the Parent under this Agreement;

(b)           any failure of the Buyers to perform any covenant or agreement contained in this Agreement;

(c)           any Assumed Liabilities; or

(d)           the operation of the Business and the Assets after the Closing Date.

7.3          Limitations on Indemnification.

(a)           Notwithstanding anything to the contrary contained in this Agreement, except (i) with respect to claims for Losses based on fraud, and (ii) claims for Losses under Section 7.1(c), 7.1(d), 7.1(e), 7.2(c) and 7.2(d), (A) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers under Section 7.1, together with the amount of indemnifiable losses that may be recovered from the Sellers under Section 6.1(i) of the License Agreement, or the Buyers under Section 7.2, together with the amount of indemnifiable losses that may be recovered from the Buyers under Section 6.2(i) of the License Agreement, shall not exceed the Purchase Price except that, subject to such limit, the maximum aggregate amount of indemnifiable Losses that may be recovered from Sellers under Section 7.1(f), together with the amount of indemnifiable losses that may be recovered from the Sellers under Section 6.1(iii) and Section 6.1(iv) of the License Agreement, shall not exceed one-half of the Purchase Price; and (B) no indemnification payment by the Sellers or the Buyers, as the case may be, with respect to any indemnifiable Loss otherwise payable under Section 7.1 or 7.2 shall be payable until such time as all such indemnifiable Losses payable by the Sellers or by the Buyers, as the case may be, shall aggregate to more than U.S.$100,000, after which time the Sellers or the Buyers, as the case may be, shall be liable in full for all indemnifiable Losses in excess of U.S.$100,000, subject to clause (A) above.

(b)           The indemnification obligations set forth in this Agreement shall survive the Closing as follows:

(i)            The indemnification obligations set forth in Sections 7.1(a) and 7.2(a) shall survive the Closing for a period of one (1) year, except that the indemnification obligations set forth in Section 7.1(a) for any breach of a representation or warranty contained in Sections 3.1.1, 3.1.7, 3.1.11, and 3.2.1 shall survive until the expiration of the applicable statute of limitations.

(ii)           The indemnification obligations set forth in Section 7.1(b), (c), (d), and (e) and Section 7.2(b), (c) and (d) shall survive the Closing until the expiration of the applicable statute of limitations.

(iii)          The indemnification obligations set forth in Section 7.1(f) shall survive the Closing for a period of one (1) year after the Closing.

(iv)          The indemnification obligations set forth in Section 7.1(g) shall survive the Closing for a period of one (1) year after the Closing.

(c)           To the extent that any Indemnifying Party (as defined in Section 7.4) discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of the Indemnified Party (as defined in Section 7.4) against third parties.

7.4          Indemnification Procedures.  In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the part required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of and settle any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate (but not control) in such defense at such Indemnified Party’s expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve any Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to such Indemnifying Party and such Indemnifying Party incurs Loss as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not completely release the Indemnified Party.  The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party; provided, however, that with respect to any claim for indemnification by any Buyer under Section 4.8.3, consent of the Sellers to such Buyer’s settlement of a claim by a current or former employee of the Sellers shall not be unreasonably withheld.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article VII and the records of each shall be available to the other with respect to such defense.  In the case of claims subject to indemnification under Section 7.1(f), such cooperation shall include assistance by the Buyers, to the extent commercially reasonable, in modifying products so as to render them non-infringing.  The Indemnifying Party’s assumption of the defense of any claim or legal proceeding shall not prejudice the right of such Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein.

7.5          Escrow Amount.  Subject to the terms and conditions of the Escrow Agreement, the Escrow Amount shall be available during the one (1) year period following the Closing Date to the Indemnified Parties of the Buyers to satisfy any indemnification obligations of the Sellers under this Agreement.  The rights of any Indemnified Party with respect to the Escrow Amount under this Agreement and the Escrow Agreement shall be in addition to and not in limitation of any other rights and remedies to which such Indemnified Party is or may be entitled under this Agreement or any of the Ancillary Agreements (as defined in Section 9.1), or at law or in equity, including injunctive relief.

7.6          Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement for a period of one (1) year after the Closing, except that the representations and warranties contained in Sections 3.1.1, 3.1.7, 3.1.11, and 3.2.1 shall survive until the expiration of the applicable statute of limitations.

7.7          Exclusivity.  Except for either (i) fraud or (ii) equitable relief, from and after the Closing, the parties agree that the indemnification provisions contained in this Article VII shall constitute the parties’ sole and exclusive remedies in respect of this Agreement or any certificate, schedule or other document pursuant to this Agreement, including, without limitation, for any violation or breach of a representation, warranty or covenant contained in this Agreement, or otherwise with respect thereto, and shall be exclusive of all other statutory or common law remedies otherwise available to any party.  In addition, and without limiting any other provision hereof, the indemnification obligations of the Sellers under Section 7.1(f) shall be the sole and exclusive remedies of the Buyers in respect of Losses resulting from or arising out of actual or alleged infringement or misappropriation by the Assets of the Intellectual Property of any Person, or the other matters set forth in Section 7.1(f), to the exclusion of the other provisions of Section 7.1.

ARTICLE VIII

TERMINATION

8.1          Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual written consent of the Parent and SSH Finland;

(b)           by SSH Finland, on the one hand, or by the Parent, on the other hand, if the Closing shall not have occurred on or before November 17, 2003; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)           by SSH Finland, on the one hand, or by the Parent, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

(d)           by SSH Finland, on the one hand, or by the Parent, on the other hand, if there shall be a final non-appealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Governmental Authority that would make the consummation of the transactions illegal.

8.2                             Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders.  Notwithstanding the foregoing sentence, (i) the provisions of Article VII, Section 4.10 (except for the Sellers’ obligation to keep information regarding the Business confidential thereunder), this Section 8.2, Section 9.1, Section 9.2, Section 9.6.4 and Section 9.6.5 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 8.1(c) for breach, then notwithstanding the provisions of Section 9.2, the breaching party (if such breach was in effect as of the date hereof) shall be liable to the other party to the extent of the reasonable expenses incurred by such other party in connection with this Agreement and the transactions contemplated by this Agreement, as well as any damages in accordance with Applicable Law.

ARTICLE IX

DEFINITIONS; MISCELLANEOUS

9.1          Definition of Certain Terms.  The terms defined in this Section 9.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement.  All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

Actions or Proceedings: means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

Affected Parties: as defined in Section 4.6(a).

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person.

Agreement: this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

Ancillary Agreements: means Non-Competition Agreements, the License Agreements, the Office Agreement and the Consulting Agreements.

Applicable Law: all applicable provisions of all (i) constitutions, statutes, laws (including the common law and interpretive judicial decisions), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, and decrees of any Governmental Authority.

Arbital Panel: as defined in Section 2.4(d).

Assets: as defined in Section 1.1.

Assumed Liabilities: as defined in Section 1.3.

August 31 Receivables: as defined in Section 2.4(a).

Bill of Sale: as defined in Section 5.3(c).

Business: as defined in the preambles.

Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Washington, D.C. or Helsinki, Finland are authorized or required to close.

Buyers: as defined in the preambles.

California Employees: as defined in Section 3.1.18.

California Transferred Employees: as defined in Section 4.8.2(a).

California/Japan Transferred Employee Lists: as defined in Section 4.8.2(a).

Cash Payment: as defined in Section 2.2.

Closing: as defined in Section 2.1.

Closing Adjustment: as defined in Section 2.4(b).

Closing Date: as defined in Section 2.1.

Closing Date Receivable Schedule: as defined in Section 2.4(c).

Closing Receivables: as defined in Section 2.4(a).

Code: the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Confidential Information of the Business: as defined in Section 4.10.1(a).

Confidential Information of the Buyers: as defined in Section 4.10.2(a).

Confidential Information of the Sellers: as defined in Section 4.10.1(a).

Consent: any consent, approval, authorization, waiver, permit, concession, agreement, registration, or certificate of, or filing with or report or notice to, any Person, including but not limited to any Governmental Authority.

Consulting Agreements: as defined in Section 5.3(i).

Contract: any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, engagement letter or agreement, contract extension, rebid, existing proposal, bid, purchase order and other commitments or other agreement or arrangement, oral or written, directly or indirectly relating to the Business, to which any Seller is a party or by which any Seller or any of the Assets is bound, including any Government Contract.

Difference Amount: as defined in Section 2.4(c).

Dispute Notice: as defined in Section 2.4(d).

Equipment: (i) all furniture, fixtures, vehicles, furnishings, molds, toolings, parts, tools, dials, jigs, patterns, office equipment and supplies, machine tools and other items of equipment owned or leased by any Seller that are used presently or are used on the Closing Date by any Seller in the conduct of the Business, including those items listed on Schedule 1.1(c); (ii) all computers, computer support equipment and software, telephone and communication systems and security systems owned or leased by any Seller that are presently used or used on the Closing Date by any Seller in the conduct of the Business, including those items listed on Schedule 1.1(c); (iii) all other furniture, supplies, maintenance equipment and other incidental tangible personal property owned or leased by any Seller that are presently used or are used on the Closing Date by any Seller in the conduct of the Business; and (iv) all other items of tangible personal property owned or leased by any Seller that are presently used or used on the Closing Date by the Seller in the conduct of the Business.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: each trade or business (whether or not incorporated) which, together with any Seller, would be treated as a “single employer” within the meaning of Code sections 414(b), (c), (m), (n) or (o).

Escrow Agreement: as defined in Section 2.3.

Escrow Agent: Citbank, FSB, a federal savings bank, or such other commercial bank, trust company or financial institution with combined capital and surplus in excess of Ten Million U.S. Dollars (U.S.$10,000,000) as is mutually agreed upon by Parent and SSH Finland.

Escrow Amount: as defined in Section 2.3.

Estimated Closing Date Receivable Schedule: as defined in Section 2.4(b).

Excluded Assets: as defined in Section 1.2.

Excluded California/Japan Employees: as defined in Section 4.8.2(b).

Excluded Employees: as defined in Section 4.8.2(b).

Excluded Finland Employees: as defined in Section 4.8.1(b).

Excluded Liabilities: as defined in Section 1.4.

Financial Statements: as defined in Section 3.1.5.

Finland Buyer: as defined in the preambles.

Finland Employees: as defined in Section 3.1.18.

Finland Transferred Employees: as defined in Section 4.8.1(a).

Finland Transferred Employee List: as defined in Section 4.8.1(a).

Governing Documents: the articles of association or incorporation, bylaws and any similar corporate, organizational or governing documents of any Person.

Government Contract: any Contract with any Governmental Authority or any Contract that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental Authority or a subcontract (at any tier) under such a prime contract.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government or any state, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, the Republic of Finland or Japan.

Income Tax: means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any Liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg.  Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a relevant group or any Contract.

Indemnified Party: as defined in Section 7.4.

Indemnifying Party: as defined in Section 7.4.

Intellectual Property: means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is delivered.

IRS: the United States Internal Revenue Service or any successor entity.

Japan Buyer: as defined in the preambles.

Japan Employees: as defined in Section 3.1.18.

Japan Transferred Employees: as defined in Section 4.8.2(a).

Key California/Japan Employees: as defined in Section 4.8.2(a).

Key Employees: as defined in Section 4.8.2(a).

Key Finland Employees: as defined in Section 4.8.1(a).

Legal Opinion: as defined in Section 5.3(o).

Liability or Liabilities: means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

License Agreement: as defined in Section 4.12.

Lien: any mortgage, pledge, floating charge, hypothecation, right of others, claim, security interest, encumbrance, easement, covenant, encroachment, burden, title defect, lien or right of first refusal.

Losses: as defined in Section 7.1.

Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results operations, financial condition, properties, assets or liabilities of the Business when taken as a whole.

Negotiated Difference Amount: as defined in Section 2.4(d).

Non-Competition Agreements: as defined in Section 4.5.

Office Agreement: as defined in Section 5.3(h).

Order: means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

Other Tax: means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

Parent: as defined in the first paragraph of this Agreement.

Parent Licensed Intellectual Property: means collectively the Assigned IP, the Safenet Acquired Patents and the Safenet Licensed Information, each as defined in Sections 1.5, 1.15 and 1.16, respectively, of the License Agreement.

Permitted Liens: Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers’ books in accordance with good Finnish accounting practice as consistently applied by the Sellers and as set forth in Schedule 3.1.5.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Plans: as defined in Section 3.1.19.

Post-Closing Adjustment: as defined in Section 2.4(c).

PTO: the United States Patent and Trademark Office or any successor entity.

Purchase Price: as defined in Section 2.2.

Purchased Intellectual Property: means any Intellectual Property that is used in or necessary for the conduct of the Business, as set forth on Schedule 1.1(d).  The parties hereto acknowledge and agree that the Purchased Intellectual Property does not include the Retained Intellectual Property licensed to the Buyers pursuant to the License Agreement.

Registered Intellectual Property: means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

Registered Purchased Intellectual Property: means all Purchased Intellectual Property that is also Registered Intellectual Property, as set forth on Schedule 1.1(d).

Retained Intellectual Property: means collectively the Licensed Databases, the Licensed Patent, the Licensed IPVia Patent, the Licensed Trade Secrets, the NAT Traversal Patent, the NAT Traversal Public License, the Secure Shell Unix Version, the SSH Accession, the SSH Certifier, the SSH Licensed Information, the SSH Trademark, the Third Party Information and the Web Content, each as defined in Sections 1.7, 1.8, 1.9, 1.10, 1.11, 1.12, 1.17, 1.18, 1.20, 1.21, 1.22, 1.23 and 1.26, respectively, of the License Agreement.

Sellers: as defined in the first paragraph of this Agreement.

Significant Customer: as defined in Section 3.1.14.

Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

Tax or Taxes: means Income Taxes and/or Other Taxes, as the context requires.

Tax Laws: means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

Tax Returns: means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

Taxing Authority: means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

Transaction Expenses: as defined in Section 9.2.

Transferred Employees: as defined in Section 4.8.2(a).

9.2          Expenses.  Subject to Article VII and Section 8.2, the Sellers and the Buyers shall bear their respective expenses, costs and fees (including attorneys’, auditors, and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated.

9.3          Severability.  If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

9.4          Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery (with confirmation receipt) or (c) sent by fax (with overnight delivery of copy) as follows:

(i)            if to the Parent or the Buyers to,

SafeNet, Inc.

8029 Corporate Drive

Baltimore, Maryland  21236

Fax: (410) 931-2229

Attention: Chief Executive Officer

with a copy to:

Elizabeth R. Hughes, Esq.

Venable, LLP

8010 Towers Crescent Drive, Suite 300

Vienna, VA 22182

Fax: (703) 821-8949

(ii)           if to the Sellers:

SSH Communications Security Corp.

Fredrikinkatu 42

FIN-00100 Helsinki, Finland

Fax:  358 20 500 7001

Attention: Chief Executive Officer

with a copy to:

Holland & Knight LLP

195 Broadway

New York, New York  10007

Fax:  (212) 385-9010

Attention:  Michael J. Student, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day delivered, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by overnight (with confirmation receipt) mail.

9.5          Knowledge.  When used herein, the phrase “to the knowledge of” any Person or “known to” any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, and (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person.

9.6          Miscellaneous.

9.6.1       Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.6.2       Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, that certain Letter of Intent dated August 22, 2003

9.6.3       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.6.4       Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflicts of law rules thereof.

9.6.5       Arbitration.   All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.  The seat of arbitration shall be Baltimore, Maryland.  The official language of the proceedings shall be English.  The parties understand and agree that (a) in the case of a breach of the representations and warranties contained in Section 3.1.11(a), the Buyers may suffer irreparable harm and that monetary damages may be inadequate to compensate the Buyers for such breach, and (b) in the case of a breach of the agreements and covenants contained in Section 4.10 or Section 6.2(c), the non-breaching party or parties may suffer irreparable harm and that monetary damages may be inadequate to compensate the non-breaching party or parties for such breach.  Accordingly, the parties agree that, in the event of a breach or threatened breach of such Sections, the Buyers, in the case of a breach of the representations and warranties contained in Section 3.1.11(a), and the non-breaching party or parties, in the case of a breach of the agreements and covenants contained in Section 4.10 or Section 6.2(c) shall be entitled to seek an injunction or similar order from the International Chamber of Commerce or an arbitration panel properly constituted thereunder in order to prevent or to restrain any such breach.  In the event such injunctive relief is not available under the Rules of Arbitration of the International Chamber of Commerce, the parties shall be entitled to seek such relief in any court of competent jurisdiction.

9.6.6       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.6.7       Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

9.6.8       No Third Party Beneficiaries.   Except as provided in Section 7.1, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

9.6.9       Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SAFENET, INC.:

By:	/s/ David J. Potts
Name:	David J. Potts
Title:	Senior Vice President

SSH COMMUNICATIONS SECURITY CORP.:

By:	/s/ Arto Vainio
Name:	Arto Vainio
Title:	CEO

SSH COMMUNICATIONS SECURITY, INC.:

By:	/s/ Arto Vainio
Name:	Arto Vainio
Title:	Chairman of the Board

SSH COMMUNICATIONS SECURITY, K.K.:

By:	/s/ Arto Vainio
Name:	Arto Vainio
Title:	Chairman of the Board

EXHIBIT A

BUSINESS

The Business includes the Sellers’ current OEM Toolkit products, IPVia VPN products, and VPN client products, consisting of all versions of the following, including versions currently in development:

IPVia Secure Network  (IPSEC based VPN system)

SSH Sentinel (IPSEC based VPN client)

SSH QuickSec Toolkit for Access Networks

SSH QuickSec Toolkit for SAN

SSH IPSEC Express Toolkit

SSH Certificate/TLS Toolkit

SSH Secure Shell Toolkit (current version only)